Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement on Form S-4 of Xenith Bankshares, Inc. of our report dated March 20, 2014, relating to our audit of the financial statements of Colonial Virginia Bank, appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

Winchester, Virginia

April 7, 2014